Exhibit 99.1

PRESS RELEASE	CONTACT: Jill Swartz
For Immediate Release	(949) 833-8252 Ext. 123
js@tnpre.com

TNP Strategic Retail Trust Acquires

Aurora Commons in Aurora, Ohio

IRVINE, Calif., (March 21, 2012) – TNP Strategic Retail Trust, Inc. (the “Company”), a public non-traded REIT that invests in grocery and drug-store anchored, multi-tenant necessity retail properties and other real estate-related assets, announced today the completion of the Company’s sixteenth acquisition, Aurora Commons, a retail center in Aurora, Ohio, an upscale community located approximately 27 miles from Cleveland.

Aurora Commons is a neighborhood, grocery-anchored retail center originally built in 1973 and renovated in 2007. The 89,200-square-foot retail center is 92 percent occupied and anchored by Marc’s, a local discount grocery retailer which operates over 60 grocery stores throughout Ohio. Other nationally recognized tenants include PNC Bank, Curves® and Allstate®.

“We were attracted to Aurora Commons because of the strong demographics of the surrounding community, the favorable purchase terms, the quality of the tenants and the superior location in Portage County, an affluent suburb of Cleveland,” said Thompson National Properties’ senior vice president, acquisitions, Steve Corea.

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, located primarily in the Western United States, and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. TNP Strategic Retail Trust has acquired 16 shopping centers in 12 states containing nearly 1.6 million square feet at an overall purchase price of approximately $204 million. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.

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Thompson National Properties, LLC

1900 Main Street, Suite 700 • Irvine, CA 92614 • T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com

About Thompson National Properties, LLC

Thompson National Properties, LLC (TNP) is an international real estate advisory company, specializing in the creation and management of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed for both institutional and high net worth individual investors. Thompson National Properties is also a leader in both property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender-driven marketplace.

Headquartered in Irvine, California, Thompson National Properties was founded in April 2008 and has six regional offices. As of March 21, 2012, Thompson National Properties manages a portfolio of 157 commercial properties, in 29 states, totaling approximately 18.6 million square feet, on behalf of nearly 5,600 investor/owners with an overall purchase value of $2.4 billion dollars. For more information regarding Thompson National Properties, please visit www.tnpre.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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Thompson National Properties, LLC

1900 Main Street, Suite 700 • Irvine, CA 92614 • T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com